UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

October 25, 2016

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-6615	95-2594729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26600 Telegraph Road, Suite 400 Southfield, Michigan	48033
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (248) 352-7300

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(d) On October 25, 2016, the Board of Directors (the “Board”) of Superior Industries International, Inc. (the “Company”) increased the size of the Board from eight to nine directors through a resolution passed by the Board and, upon the recommendation of the Nominating and Corporate Governance Committee, appointed Ellen B. Richstone to fill the newly-created vacancy on the Board. Ms. Richstone has also been appointed to the Audit and the Nominating and Corporate Governance Committees of the Board.

Ms. Richstone, 65, has served as the Chief Financial Officer of several public and private companies between 1989 and 2012, including Rohr Aerospace, a Fortune 500 company. From 2002 to 2004, Ms. Richstone was the President and Chief Executive Officer of the Entrepreneurial Resources Group. From 2004 until its sale in 2007, Ms. Richstone served as the financial expert on the board of directors of American Power Conversion, an S&P 500 company. Ms. Richstone currently serves on the boards of directors of: eMagin Corp., Bioamber Inc. and Parnell Pharmaceutical Inc. She also sits on the board of the National Association of Corporate Directors (NACD) in New England, as well as other non-profit organizations. In April 2013, Ms. Richstone was given the first annual Distinguished Director Award from the American College of Corporate Directors. Ms. Richstone graduated from Scripps College in Claremont California and holds graduate degrees from the Fletcher School of Law and Diplomacy at Tufts University. Ms. Richstone also completed the Advanced Professional Certificate in Finance at New York University’s Graduate School of Business Administration and attended the Executive Development program at Cornell University’s Business School. Ms. Richstone holds an Executive Master’s Certification in Director Governance from the American College of Corporate Directors.

Ms. Richstone will receive the same compensation and benefits made available to other non-employee directors of the Company and will also receive the same compensation provided to members of the Board’s Audit Committee, as described in the Company’s 2016 proxy statement and future proxy statements. Non-employee directors also participate in the Company’s Equity Incentive Plan, as described in the Company’s 2016 proxy statement and future proxy statements, and although no award has been made to Ms. Richstone at this time, she will receive the same equity compensation as other non-employee directors. Ms. Richstone will also receive indemnification to the fullest extent permitted under Delaware General Corporation Law and the Company’s Bylaws as members of the Board, under which the Company indemnifies, defends and holds harmless its directors from and against losses and expenses as a result of Board service.

There are no arrangements or understandings between Ms. Richstone and any other persons pursuant to which she was elected as a director of the Company. There are no family relationships between Ms. Richstone and any directors, executive officer, or any person nominated or chosen by the Company to become a director. There are no related person transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between Ms. Richstone and the Company.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 25, 2016, the Board amended and restated the Company’s Bylaws (the “Amended Bylaws”) to implement proxy access. At the Company’s 2016 Annual Meeting of Stockholders, the Company included a non-binding proposal on proxy access that received majority support. Thereafter, the Board continued its analysis of proxy access design and developments in the adoption of proxy access by other companies and sought feedback on proposed terms from a number of its largest stockholders. Through this engagement, the Company gained valuable feedback from its stockholders regarding specific terms that they view as appropriate for proxy access, allowing the Board to implement terms which it believes will provide meaningful proxy access for stockholders while limiting the potential for abuse and advancing the long-term interests of the Company and its stockholders.

The Amended Bylaws include a new provision that, among other things, permits a stockholder, or a group of up to 20 stockholders, owning at least three percent of the Company’s outstanding stock continuously for at least three years, to nominate and include in the Company’s annual meeting proxy materials director nominees constituting up to 20 percent of the Board, provided that the stockholders and nominees satisfy the requirements specified in the Amended Bylaws. The Amended Bylaws also include other conforming changes to reflect the adoption of the proxy access provision. The Amended Bylaws are effective immediately and proxy access will first apply with respect to the Company’s 2017 Annual Meeting of Stockholders.

The foregoing description is qualified in its entirety by reference to the full text of the Amended Bylaws, which is attached hereto as Exhibit 3.1.

Section 8 – Other Events

Item 8.01	Other Events.

On October 25, 2016, the Company announced the appointment of Ms. Richstone to the Board and the adoption of proxy access. A copy of the press release announcing the appointment of Ms. Richstone to the Board and adoption of proxy access is attached as Exhibit 99.1 to this current report. Such press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Registrant under the Securities Act of 1933 or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

3.1	Amended and Restated Bylaws of Superior Industries International, Inc., effective as of October 25, 2016

99.1	Press Release dated October 25, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Date: October 25, 2016	/s/ Kerry A. Shiba
Kerry A. Shiba
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

3.1	Amended and Restated Bylaws of Superior Industries International, Inc., effective as of October 25, 2016

99.1	Press Release dated October 25, 2016